EXHIBIT 10.12

Wells Fargo Capital Finance 100 Park Avenue, 3rd Floor New York, NY 10017
WELLS FARGO BANK, NATIONAL ASSOCIATION,
acting through its Wells Fargo Business Credit operating division
100 Park Avenue
New York, NY 10017

October 18,2011

Via Facsimile

The RAL Supply Group, Inc.
Universal Supply Group, Inc.
S&A Supply, Inc.
(collectively the "Company")
275 WagarawRoad
Hawthorne, New Jersey 07506

Attn:	William Pagano,
President

Re: Request of Company for termination of Credit and Security Agreement dated as of July 28, 2004 (as amended, the "Credit Agreement") and payment of all Obligations

Dear Company:

You have requested that Wells Fargo Bank, National Association ("Wells Fargo"), accept payment in full of all Obligations of Company under the Credit Agreement that are due and payable as of October 18, 2011 (the "Payoff Date"), and terminate each credit facility extended to Company thereunder as well as Wells Fargo's lien on and security interest (collectively "Security Interest") in all Collateral, and in all assets and properties of any other Person which secure the Obligations (collectively the "Third Party Collateral"). You have advised us that concurrently with such payment, you will be entering into a new financing arrangement with Key Bank ("Replacement Lender"). Capitalized terms not otherwise defined in this letter agreement shall have the meaning set forth in the Credit Agreement.

CONDITIONS TO TERMINATION OF CREDIT AGREEMENT AND SECURITY INTEREST

In order to meet your request, Wells Fargo must receive, no later than 3:00 p.m., New York time on the Payoff Date, delivery of the following:

Together we'll go far

(i)         immediately available funds in the amount of $11,115,818.98 (the "Payoff Amount"), representing all unpaid principal, interest, fees, costs and expenses under the Credit Agreement, as fully set forth on attached Exhibit A;

(ii)        the Indemnity Cash Collateral (as defined below and included in Payoff Amount);

and

(iii)       a fully executed counterpart to this letter agreement.

TERMINATION OF CREDIT AGREEMENT AND SECURITY INTEREST

Upon receipt of the foregoing,

1.          Wells Fargo shall release, terminate and satisfy its Security Interest in the Collateral, and the Third Party Collateral, and execute and deliver such releases, termination statements or directions to terminate as Company or Replacement Lender may reasonably request, which must be prepared and filed by Company at Company's sole cost and expense.

2.          Company and Replacement Lender are each authorized by Wells Fargo to file UCC termination statements, and such other documents as are necessary, to terminate Wells Fargo's Security Interest in all Collateral and all Third Party Collateral, other than Wells Fargo's Security Interest in the Indemnity Cash Collateral, which shall continue as provided under the terms of this letter.

3.          The Credit Agreement, the Loan Documents, and each credit facility extended by Wells Fargo thereunder shall be terminated and the obligations of each party thereunder shall cease to be of any further force or effect; provided, however, that all provisions of the Credit Agreement and the other Loan Documents which by their terms survive termination of the Credit Agreement and the Loan Documents, including, without limitation, the Company's obligation to repay all Obligations under the Credit Agreement and Company's obligation to pay Wells Fargo's continuing costs and expenses and to indemnify and hold Wells Fargo harmless, shall survive and not be deemed terminated, but shall remain in full force and effect.

PAYMENT OF PAYOFF AMOUNTS AND ADJUSTMENTS

The Payoff Amount should be sent as follows:

Wells Fargo Bank, National Association
ABA 121000248
Account No. 4124923723
For Wells Fargo Bank N.A
for further credit to Universal Supply Group
Phone Advice: 646-728-3287

In the event that Wells Fargo does not receive the Payoff Amount in immediately available funds no later than 3:00 p.m., New York time on the Payoff Date, an additional per diem charge of $1,092.63 shall be added to the Payoff Amount. The Payoff Amount is subject to adjustment in the event that any checks, instruments, and payment orders deposited to any of Company's accounts are returned for insufficient funds or have not been processed or because of errors in computation or other clerical or computer errors, or for any other reason.

If, by reason of adjustments made no more than seventy-five (75) days after the Payoff Date, additional amounts are found to be due and owing to Wells Fargo, you agree to promptly reimburse Wells Fargo for such additional indebtedness. Our demand for such payment shall be conclusive upon you and Wells Fargo shall not be obligated to make demand for payment upon any other indemnitor. This letter shall be effective from the Payoff Date through and including November 1,2011, after which date it shall be null and void.

CONTINUATION OF DEPOSIT ACCOUNTS AND TREASURY MANAGEMENT PRODUCTS

Notwithstanding anything to the contrary in this letter, Company has requested, and Wells Fargo hereby agrees, that Wells Fargo will continue to offer Company, on an interim basis only, depository account services ("Deposit Accounts") and treasury management products ("Treasury Management Products") pursuant to the terms of the Commercial Account Agreement and Master Agreement for Treasury Services and any other agreements for banking services that are currently in existence between Wells Fargo and Company.

The Replacement Lender agrees that so long as any Deposit Accounts and Treasury Management Products are outstanding, the Replacement Lender shall have no security interest or claim of any kind in same or any deposit accounts or brokerage accounts maintained with any affiliate of Wells Fargo. Company agrees to close the Deposit Accounts and terminate its Treasury Management Products with Wells Fargo within seventy-five (75) days of the date of this letter; provided, however, that Wells Fargo reserves the right to close the Deposit Accounts and terminate all Treasury Management Products at any time in its discretion in accordance with its normal policies and procedures.

Company further agrees that Wells Fargo has no obligation to consider requests for overdraft advances with respect to the Deposit Accounts, and that checks, instruments, and payment orders drawn thereon will be honored only to the extent that sufficient available funds are deposited therein at the time that any such checks, instruments, and payment orders are presented for payment. In addition to and not in limitation of any and all rights of offset that Wells Fargo may have under applicable law, Wells Fargo has a Security Interest in all Deposits Accounts that Company maintains with Wells Fargo and any monies or cash in Wells Fargo's possession, and may apply same to the payment of all Obligations, as well as any unpaid fees, costs or expenses owing by Company to Wells Fargo.

Notwithstanding anything to the contrary in this letter agreement, Wells Fargo also reserves all of its rights with respect to any checks, instruments, and payment orders received by it in connection with the Deposit Accounts. Company acknowledges and agrees that Wells Fargo may not have yet received full and final credit for all checks, instruments, and payment orders deposited by us for collection, which may nevertheless have been credited to Company in the computation of the Payoff Amount. Company agrees to promptly indemnify and hold Wells Fargo harmless for and from any losses arising from Wells Fargo's failure or inability to collect the full face amount of any such checks, instruments, and payment orders payable to Company, including without limitation, all usual bank charges and direct costs and expenses relating to same which have been credited to any of Company's credit facilities under the Credit Agreement or to its deposit accounts.

In order to secure Company's indemnity obligations described in the preceding paragraph, Company shall deliver to Wells Fargo no later than 3:00 p.m. New York time on the Payoff Date cash collateral in the amount of $75,000 (the "Indemnity Cash Collateral"'), which amount shall be deposited to a non interest bearing blocked account maintained with Wells Fargo, with respect to which Company hereby grants Wells Fargo a Security Interest, together with all amounts deposited thereto, the balance of which Indemnity Cash Collateral shall be returned to Company no earlier than twenty-one (21) days after all checks and other items described in the preceding paragraph have been fully collected and all costs and expenses described in the preceding paragraph have been paid in full.

It is understood and agreed that our cancellation and termination of the Credit Agreement, and the termination of the Security Interest of Wells Fargo in the Collateral of Company and in the Third Party Collateral, is being undertaken in consideration of and in reliance upon the agreement of Company to indemnify Wells Fargo as provided in this letter. After satisfaction of all of Company's obligations to Wells Fargo, we shall remit to you any proceeds or items that we subsequently receive in connection with Company's Collateral, but we shall be under no obligation to further pursue any collection and/or exercise any remedies respecting any such collateral, other than delivering it to you, endorsed or assigned, as necessary, without recourse to Wells Fargo.

This letter agreement may be signed and exchanged in counterparts, all of which when taken together shall constitute one and the same agreement. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York. Signature by facsimile will also bind the parties to this letter agreement.

Very truly yours,

WELLS FARGO BANK,
NATIONAL ASSOCIATION, acting through

By:	/s/ Christopher Hill
Name:	Christopher Hill
Title:	Authorized Signatory SVP

ACKNOWLEDGED AND AGREED TO:

The RAL Supply Group, Inc.
Universal Supply Group, Inc.
S&A Supply, Inc.

By:	/s/ William Salck
Name:	William Salck
Title:	Secretary